Glowpoint Reports 2014 Results
DENVER, CO, March 5, 2015 - Glowpoint, Inc. (NYSE MKT: GLOW), a leading provider of cloud-based video collaboration services and network solutions, reported financial results for the fiscal year ended December 31, 2014. A summary of financial results and business highlights is outlined below.

Fiscal Year 2014 Financial Highlights:

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Adjusted EBITDA (as defined and reconciled to GAAP below) increased by 6% from $4.4 million in 2013 to $4.7 million in 2014. Adjusted EBITDA, as a percentage of revenue, improved to 15% in 2014 from 13% in 2013.

•	Gross margins improved from 42% in 2013 to 43% in 2014.

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Revenue was $32.2 million in 2014 as compared to $33.5 million in 2013, due to a decline in classic managed and professional services, and without the benefit of expanded service offerings launched in 2015.

•	Net loss was $2.8 million in 2014 as compared with a net loss of $4.2 million in 2013.

•	Cash flow from operations was $1.8 million in 2014.

Fiscal Year 2014 and Recent Company Highlights:

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In February 2015, we released our Hybrid Videoconferencing service that allows enterprise customers to easily expand into self-service video meeting rooms (VMRs) and enables user adoption throughout the organization.

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In January 2015, we launched our cloud-based Video Service Platform to enterprise customers and channel partners. The Platform automates and streamlines critical functions and workflows used by IT organizations to help manage enterprise video collaboration environments.

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In January 2015, Glowpoint was also awarded a new patent related to our Intelligent Call Management and Redirection systems and methods for video calls. The new patent addresses a method for routing packet-based network video calls using an Intelligent Call Policy Management (ICPM) system that can detect the status of a specified video endpoint and refuse to connect a video call based on the video endpoint’s status.

•	During 2014, we expanded our relationship with Russell Reynolds Associates to deploy a complete package of video collaboration, network and managed service support.

•	During 2014, Glowpoint also implemented a global managed service delivery agreement with Regus, the world’s largest provider of flexible workspaces.

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Additionally, we have added a number of experienced professionals to our team. We recently added Gary Iles as SVP of Sales and Marketing. Mr. Iles brings more than 20 years of experience in telecommunications and technology, with recent experience in unified communications and video collaboration. We have also brought David Giangano, Patrick J. Lombardi and James H. Cohen onto our Board of Directors. These new directors add depth in key areas such as communications, finance, legal, networking, and telecom services.

“I’m pleased with our progress during the past year as we reshaped our service offerings around the modern work environment. By placing a service-oriented lens on all activities, tasks and processes involved in video collaboration, we have developed a platform that simplifies the process. Glowpoint provides an intuitive service experience, assures high availability across multiple devices, and proactively analyzes critical service metrics to optimize the user experience. Glowpoint is continuing to drive the evolution from the conventional video market into a collaborative service management platform. In doing so, Glowpoint will continue to focus on differentiating key services, broadening its partnerships with complementary technologies, and empowering IT through automation and analytics,” said Peter Holst, President and CEO of Glowpoint.

The core elements of Glowpoint’s plan are to:

•	Focus our sales and marketing efforts on growing the awareness and adoption of our next-generation video collaboration solutions, including both our Managed and Hybrid Videoconferencing services;

•	Expand our global distribution through a select group of channel partners;

•	Invest in key elements of our service platform to better meet the needs of our new and existing customers; and

•	Seek acquisitions that complement our current business and leverage our new service delivery platform.

The results of Glowpoint’s operations and financial condition for the years ended December 31, 2014 and 2013 are more fully discussed in our 2014 Annual Report on Form 10-K on file with the Securities and Exchange Commission.  Investors are encouraged to carefully review the 2014 Form 10-K for a complete analysis of our results from operations and financial condition.

About Glowpoint

Glowpoint, Inc. (NYSE MKT: GLOW) provides video collaboration, network, and support services to large enterprises and mid-sized companies to support their unified communications (UC) strategies and business goals. More than 1,000 organizations in 130 countries rely on our unmatched experience, business-class support and cloud-based services to collaborate with colleagues, business partners, and customers more effectively. To learn more please visit www.glowpoint.com.

Non-GAAP Financial Information

Adjusted EBITDA, a non-GAAP financial measure, is defined as net income (loss) before depreciation, amortization, taxes, stock-based compensation, impairment charges, acquisition costs, severance and interest and other expense, net. Adjusted EBITDA is not intended to replace operating income (loss), net income (loss), cash flow or other measures of financial performance reported in accordance with generally accepted accounting principles (GAAP). Rather, Adjusted EBITDA is an important measure used by management to assess the operating performance of the Company and is used in the calculation of financial covenants in the company’s loan agreements. Adjusted EBITDA as defined here may not be comparable to similarly titled measures reported by other companies due to differences in accounting policies. A reconciliation of Adjusted EBITDA to net income (loss) is shown in the attached schedules.

Forward looking and cautionary statements

Forward-looking statements in this press release regarding our growth strategies and goals for the business, our focus on differentiating services, broadening partnerships and empowering IT, the core elements of our plan, plans to make investments and improvements in our video service platform and systems, and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. These factors, risks, and uncertainties include market acceptance, availability of new video communications services; the non-exclusive and terminable-at-will nature of sales agreements; rapid technological change affecting demand for our services; competition from other video communication service providers; and the availability of sufficient financial resources to enable us to expand our operations, as well as other risks detailed from time to time in our filings with the SEC. We make no representation or warranty that the information contained herein is complete and accurate and we have no duty to correct or update any information contained herein.

INVESTOR CONTACT:
Investor Relations
Glowpoint, Inc.
+1 303-640-3840
investorrelations@glowpoint.com
www.glowpoint.com

GLOWPOINT, INC.
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GLOWPOINT, INC.
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